EXHIBIT 3.1

                INDENET, INC. CERTIFICATE OF INCORPORATION



                       CERTIFICATE OF INCORPORATION

                                    OF

                               INDENET, INC.

KNOW ALL MEN BY THESE PRESENTS:

     That the undersigned incorporator, being a natural person of the age of eighteen (18) years or more, and desiring to form a corporation under the law of the State of Delaware, does hereby sign, verify and deliver in duplicate to the Division of Corporations in the Department of State of the State of Delaware this CERTIFICATE OF INCORPORATION.

                                 ARTICLE I

                                   NAME

The name of the corporation shall be IndeNet, Inc.

                                ARTICLE II

                            PERIOD OF DURATION

     This corporation shall exist perpetually unless dissolved according to law.

                                ARTICLE III

                                  PURPOSE

     The purpose for which this corporation is organized is to transact any lawful business or businesses for which corporations may be incorporated pursuant to the Delaware General Corporation
Law.

                                ARTICLE IV

                                  CAPITAL

      The aggregate number of shares which this corporation shall have the authority to issue is One Hundred Million (100,000,000) shares, with a par value of $.001 per share, which shares shall be designated common stock. No share shall be issued until it has been paid for, and it shall thereafter be nonassessable. The corporation may also issue up to Ten Million (10,000,000) shares of voting preferred stock at a par value of $.0001 per share.
The preferred stock of the corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares in a series shall be alike. Each series may vary in the following respects: (1) the rate of dividend; (2) the price at and the terms and conditions on which shares shall be redeemed; (3) the amount payable upon shares in the event of involuntary liquidation; (4) the amount payable upon shares in the event of voluntary liquidation; (5) sinking fund provisions for the redemption of shares; (6) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion and (7) voting powers.

                                 ARTICLE V

                             PREEMPTIVE RIGHTS

     A shareholder of the corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

                                ARTICLE VI

                             CUMULATIVE VOTING

     The shareholders shall not be entitled to cumulative voting.

                                ARTICLE VII

                        SHARE TRANSFER RESTRICTIONS

     The corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized on behalf of the corporation to exercise the corporation's right to so impose such restrictions.

                               ARTICLE VIII

                        REGISTERED OFFICE AND AGENT

     The initial registered office of the corporation shall be at 32 Loockerman Square, Suite L-100, County of Kent, City of Dover, Delaware 19901, and the name of the initial registered agent at such address is Prentice-Hall Corporation System, Inc. Either the registered office or the registered agent may be changed in the manner provided by law.

                                ARTICLE IX

                        INITIAL BOARD OF DIRECTORS

     The initial Board of Directors of the corporation shall consist of five (5) directors, and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

Robert W. Lautz, Jr.          1640 North Gower Street
                              Los Angeles, California  90028

Thomas H. Baur                1640 North Gower Street
                              Los Angeles, California  90028

Lewis K. Eisaguirre           1640 North Gower Street
                              Los Angeles, California  90028

William A. Kunkel             1640 North Gower Street
                              Los Angeles, California  90028

Cary S. Fitchey               1640 North Gower Street
                              Los Angeles, California  90028

     The number of directors shall be fixed in accordance with the bylaws.

                                 ARTICLE X

                  INDEMNIFICATION/LIMITATION OF LIABILITY

     1. The corporation shall indemnify its directors, officers, employees, fiduciaries, and agents to the full extent permitted by the Delaware General Corporation Law as it may be amended from time to time.

     2. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     3. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article.

     4. To the maximum extent permitted by Section 102 (b) (7) of the General Corporation Law of Delaware, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                                ARTICLE XI

                  TRANSACTIONS WITH INTERESTED DIRECTORS

     No contract or other transaction between the corporation and one (1) or more of its directors or any other corporation, firm, association, or entity in which one (1) or more of its directors are directors or officers are financially interested shall be either void or voidable solely because of such relationship or interest, or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because their votes are counted for such purpose if:

     (A) The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interest directors;

     (B) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

     (C) The contract or transaction is fair and reasonable to the corporation.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

     The officers, directors and other members of management of this corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by this corporation's Board of Directors as evidenced by resolutions appearing in the corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity.
Until such time as this corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by the corporation. This provision shall not be construed to release any employee of this corporation (other than an officer, director or member of management) from any duties which he may have to this corporation.

                                ARTICLE XII

                  METHOD OF COMPROMISE OR REORGANIZATION

     Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of
Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement to any reorganization of this corporation as consequences of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

                               ARTICLE XIII

                          VOTING OF SHAREHOLDERS

     With respect to any action to be taken by shareholders of this corporation, a vote or concurrence of the holders of a majority of the outstanding shares of the shares entitled to vote thereon, or of any class or series, shall be required.

                                ARTICLE XIV

                               INCORPORATOR

     The name and address of the incorporator is as follows:
Roger V. Davidson, Esq., 1375 Walnut, Suite 200, Boulder,
Colorado 80302.

     IN WITNESS WHEREOF, the above-named incorporator signed this Certificate of Incorporation on July 14, 1995.


                                   Roger V. Davidson